THIRD AMENDMENT TO LEASE

THIS THIRD AMENDMENT TO LEASE (this "Amendment") is made as of 2/28/20 by and between Whitestone Offices LLC, a Texas limited liability company ("Landlord") and Rocky Mountain High Brands Inc., a Nevada corporation ("Tenant").

RECITALS:

A.                 Landlord and Tenant are each a party to that certain Lease Agreement dated June 3, 2016, as amended (the "Lease"), relating to Suite 200, containing approximately 6,172 rentable square feet (the "Original Premises") at 9101 LBJ Freeway, Dallas, Texas 75243 (the "Building").

B.                  Tenant desires to relocate to other premises in the Building and to renew and extend the Lease, and Landlord has agreed to such relocation, renewal and extension, upon the terms and conditions hereinafter described.

AGREEMENT:

NOW, THEREFORE, in consideration of the Premises and the mutual covenants herein contained, the parties hereby amend the Lease on the terms hereof effective as of the date hereof:

1.                  Capitalized Terms. All capitalized terms used in this Amendment shall have the meaning given to such terms in the Lease, unless otherwise defined herein.

2.                  Extension of Term. The term of the Lease is hereby extended for a period of six (6) months beginning March 1, 2020 and expiring on August 31, 2020, unless sooner terminated pursuant to the provisions of the Lease (the "Extended Term").

3.                  Relocated Premises. From and after the New Space Commencement Date (as hereinafter defined): (a) Landlord shall lease to Tenant, Suite 420, (the "New Space") consisting of approximately 2,581 rentable square feet (the "Rentable Area"), as further described on Exhibit A attached hereto and made a part hereof; and (b) the term "Premises" shall refer to the New Space. Tenant shall vacate and surrender the Original Premises in accordance with the terms of the Lease no later than the day prior to the New Space Commencement Date. "New Space Commencement Date" shall mean the date Landlord delivers the Premises to Tenant, which date the parties estimate to be April 1, 2020. If there is a delay in the New Space Commencement Date, Landlord shall not be deemed to be in default under the Lease or this Amendment. Tenant agrees to accept possession of the New Space when Landlord can tender the same. Landlord reserves the right to require Tenant to execute a commencement letter to evidence the actual date the Original Premises were surrendered and the New Space Commencement Date.

4.                  Base Rent. During the Extended Term, Base Rent shall be paid to Landlord in monthly installments as follows:

Lease Period			Base Rent

03-01-2020	through	New Space	$3,548.88 per month
Commencement Date
New Space	through	08-31-2020	$3,548.88 per month
Commencement Date

Tenant agrees to pay the Base Rent pursuant to the terms of the Lease.

5.                  Options to Extend. Tenant's option to extend the term of the Lease granted in Section 4 of the Second Amendment to Lease dated September 5, 2019 is hereby deemed void and of no further force or effect. Tenant is hereby granted one (1) option to renew the term of the Lease ("Option to Extend") for a period of six (6) months (the "Additional Term"), provided Tenant gives Landlord written notice not less than three (3) months prior to the expiration of this Extended Term, of its election to exercise its option TIME BEING OF THE ESSENCE with respect to such notice. Except as specifically set forth herein, the Additional Term shall be upon all the terms and conditions of the Lease, except that on the first day of the Additional Term, Base Rent shall not increase, and Tenant shall continue to pay the same rate applicable to the immediate preceding term period.

6.	Notices. The Lease is hereby amended to designate the following addresses for notices to

Tenant:

Rocky Mountain High Brands Inc.	AND	Rocky Mountain High Brands Inc.
9101 Lyndon B. Johnson Freeway, Suite 420		10626 Cox Lane
Dallas, Texas 75243		Dallas, TX 75229

7.                   Grant of Relocated Premises. Tenant accepts the Premises and the Building as suitable for the purposes for which the same are leased, on an "As-Is, Where-Is" basis. Landlord has made no representations or warranties concerning the Premises and the Building.

8.                   Tenant Representation. Tenant represents and warrants that Tenant has not dealt with any real estate agent or broker in connection with this Amendment. Tenant covenants and agrees to indemnify and hold Landlord harmless from and against any and all claims for commissions and other compensation made by any agent or agents and/or broker or brokers claiming to have represented Tenant.

9.                   Modifications to Lease. Except as modified by this Amendment, the Lease and all the terms, covenants, conditions, and agreements remain in full force and effect. This Amendment may not be changed orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change or modification or discharge is sought.

10.               Entire Understanding. This Amendment contains the entire understanding between the parties with respect to the matters contained herein. No representations, warranties, covenants, or agreements have been made concerning or affecting the subject matter of this Amendment, except as are contained herein and in the Lease.

11.               Representations and Warranties. Tenant hereby represents and warrants to Landlord that: 1) this Amendment (and each term and provision hereof) has been duly and appropriately authorized

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by Tenant and no additional consent, agreement or approval from any other party is required to bind Tenant hereto; 2) that Landlord is not currently in default of the Lease; and 3) Tenant is currently in compliance with and shall at all times during the term of the Lease (including any extension thereof) remain in compliance with the regulations of the Office of Foreign Asset Control ("OFAC") of the Department of the Treasury (including but not limited to those named on OFAC's Specially Designated Nationals and Blocked Persons List) and any statute, executive order (including but not limited to the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism), or other governmental action relating thereto.

12.              Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original, and all of which when affixed together shall constitute but one and the same instrument. The parties hereby agree signatures exchanged via facsimile and/or electronically shall be deemed original signatures for all purposes.

[SIGNATURES ON FOLLOWING PAGE]

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IN WITNESS WHEREOF, Landlord and Tenant have executed and delivered this Amendment as of the date and year first above written.

LANDLORD:	TENANT:

Whitestone Offices LLC,	Rocky Mountain High Brands Inc.,
a Texas limited liability company	a Nevada corporation

By: Pillarstone Capital REIT Operating Partnership, L.P.,
a Delaware limited partnership,
its sole member

By: Pillarstone Capital REIT,
a Maryland real estate investment trust,
its general partner

BY:		BY:	/s/ David Seeberger
	JAMES C. MASTANDREA		DAVID SEEBERGER
ITS:	PRESIDENT	ITS:	COO and General Counsel

BY:
JAMES C. MASTANDREA
ITS:	CHAIRMAN

2/28/20
DATE		DATE

ATTACHMENT:

Exhibit A - New Space

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EXHIBIT A

NEW SPACE

(9101 LBJ Freeway, Suite 420, Dallas, Texas 75253)

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